Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Emmis Operating Company 401(K) Plan and Emmis Operating Company 401(K) Plan Two of our reports dated May 7, 2007, with respect to the consolidated financial statements of Emmis Communications Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended February 28, 2007, Emmis Communication Corporation and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Emmis Communications Corporation and Subsidiaries,  filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
December 20, 2007